Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

SECOND-QUARTER 2017 RESULTS

Q2 Revenue and Earnings Performance Exceeds Guidance

Positive Volume Trends and Operational Excellence Achievements Position

Innophos to Deliver Robust Second Half 2017 In Line with Full Year Guidance

Innophos To Acquire Novel Ingredients To Create A Nearly $0.5 Billion Food,

Health And Nutrition Platform Advancing Vision 2022 Growth Strategy

CRANBURY, New Jersey – (August 1, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced its financial results for the second quarter ended June 30, 2017. In a separate press release, Innophos announced today that it has entered into a definitive merger agreement to acquire Novel Ingredients, a New Jersey-based provider of dietary supplement ingredient solutions.

Highlights

•	Q2 revenue and earnings performance exceeded expectations

•	All segments showed positive year-over-year volume comparisons

•	Delivered final $2 million of $16 million procurement savings pipeline from Phase 1 Operational Excellence initiatives

•	H2 2017 on track to realize $5 million of the identified $13 million Phase 2 Operational Excellence cost savings in the areas of MRO, packaging and logistics

•	Reiterates full year 2017 revenue and earnings guidance, excluding impact of Novel Ingredients acquisition

•	The acquisition of Novel Ingredients will create a Food, Health and Nutrition (FHN) platform of nearly $0.5 billion in revenue representing 60% of total sales. The combined Company will benefit from leading, innovative technology; a broader and deeper product portfolio; and access to new market segments. Please see the Company’s Novel Ingredients press release issued today for more details

“We delivered a very robust second quarter with top and bottom line results above our expectations,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “By remaining focused on cost savings from performance improvement initiatives, we grew margins on a year-over-year basis despite continuing market pressure. As we transition into the second half of the year, we are encouraged by several recent developments, including improvements in sales volume. We are confident in our ability to deliver on a strong second half of the year and are reiterating our guidance, excluding the Novel Ingredients acquisition.

“Executing against our Operational Excellence and Commercial Excellence pillars remains paramount to our strategy,” continued Mink. “We now have completed our Phase 1 Operational Excellence efforts and are on schedule to begin delivering Phase 2 savings in the third quarter. We continue to look at additional opportunities to achieve further productivity improvements in 2018 and beyond, including in the areas of manufacturing optimization and strategic supply chain enhancements.

“Under the Strategic Growth pillar, we took a significant step forward toward achieving our Vision 2022 goals with our announced acquisition of Novel Ingredients, which creates a $0.5 billion FHN platform,” continued Mink. “With an enhanced set of innovative products and capabilities that serve high-growth nutrition markets, we are strengthening our ability to deliver value to our customers, more closely aligning Innophos with consumer mega-trends such as health and wellness, energized aging, and clean labels, and advancing toward our goal to be a leading specialty ingredient solutions provider to attractive FHN markets.”

Second Quarter Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 2	2017	2016	Variance $	Variance %
Sales	179	182	(3)	(2)%
Net Income	11	12	(1)	(7)%
Adj. Net Income	11	12	(1)	(8)%
EBITDA	28	28	—	(1)%
Adj. EBITDA	30	30	—	—
Diluted EPS	0.57	0.61	(0.05)	(8)%
Adj. Diluted EPS	0.57	0.63	(0.05)	(8)%
Cash from Ops	30	45	(15)	(33)%
Free Cash Flow	23	35	(12)	(35)%

•	Q2 earnings performance exceeded guidance due to strong sales performance. Adjusted EBITDA of $30 million yielded a margin of 17%, up 18 basis points versus prior year.

•	Sales volume was 3% higher year over year, with all segments recording positive variances, and up 8% sequentially.

•	Operational Excellence initiatives continued to make a strong contribution with favorable input costs more than offsetting lower selling prices.

•	Net income and EPS were adversely affected by a higher effective tax rate of 34% in the quarter from a strengthened Mexican peso and general inflation.

•	Cash flow was positive with continued working capital improvements and a low capital expenditure run rate. Cash flow was down year over year due to higher working capital improvements in Q2 2016.

•	Capex was down versus the prior-year quarter despite the strategic investment in the Geismar deep well, which represents approximately 30% of total quarterly spend.

Q2 Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	92	95	(2)	(3)%
IS	67	72	(5)	(6)%
Other	20	15	4	28%
Total Innophos	179	182	(3)	(2)%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	18	20	20%	22%
IS	10	11	14%	15%
Other	2	(1)	12%	(8)%
Total IPHS	30	30	17%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	Sales volume was up across all segments compared with the prior-year quarter, offset by price erosion in line with expectations. FHN sales represented 51% of total Company sales.

•	FHN Q2 EBITDA margins were strong at 20%, and improved 138 basis points sequentially.

•	IS margins declined 78 basis points versus Q2 2016 due to lower average selling prices, partially offset by improved mix from product pruning and cost controls.

•	Other margins were 12%, a significant improvement compared with negative 8% for the same period last year.

Year-to-date Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

YTD Quarter 2	2017	2016	Variance $	Variance %
Sales	345	371	(26)	(7)%
Net Income	22	25	(3)	(11)%
Adj. Net Income	23	25	(2)	(9)%
EBITDA	54	59	(5)	(9)%
Adj. EBITDA	58	61	(4)	(6)%
Diluted EPS	1.12	1.27	(0.15)	(12)%
Adj. Diluted EPS	1.16	1.28	(0.12)	(9)%
Cash from Ops	19	42	(23)	(54)%
Free Cash Flow	3	24	(21)	(86)%

•	YTD Sales variance improved sequentially by 540 basis points. H1 year-over-year comparisons were adversely affected by H2 2016 pruning actions management took on lower margin, less differentiated applications.

•	Adjusted EBITDA margin was up 19 basis points versus the prior-year period due to savings from Phase 1 Operational Excellence initiatives.

•	Average working capital improved by $30 million, or 16% versus prior year.

YTD Quarter 2 Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	183	193	(10)	(5)%
IS	131	147	(15)	(11)%
Other	31	32	(1)	(4)%
Total Innophos	345	372	(26)	(7)%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	35	41	19%	21%
IS	20	20	15%	14%
Other	3	—	11%	—
Total IPHS	58	61	17%	16%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN YTD sales were down 5%, primarily due to lower export sales to Health end-markets, which had an adverse effect on average selling prices and segment profitability.

•	IS YTD sales were primarily affected by H2 2016 pruning actions, resulting in improved adjusted EBITDA margins.

•	Other sales were essentially flat year over year, benefiting at the adjusted EBITDA level from the new tolling arrangement.

Recent Trends and Outlook

Q3 2017

Sales in Q3 are expected to be similar to the second quarter 2017, down approximately 4% year over year, but with an anticipated mix improvement towards FHN.

Earnings in the third quarter are forecast to be positively affected sequentially by reduced implementation fees and first-time cost savings from Phase 2 operational excellence. Input costs are otherwise expected to be in line with second quarter 2017.

The Company anticipates that the tax rate will be at the more normalized level of approximately 33% in the third quarter.

Full Year 2017

The Company is reiterating its revenue and earnings guidance for full year 2017, excluding the impact of the Novel Ingredients acquisition.

On a full-year basis, overall market conditions and the competitive landscape for 2017 are expected to be similar to 2016.

The Company anticipates that the Phase 2 Operational Excellence fees incurred in the first half of the year will be more than offset by the Phase 2 savings, of which $5 million is estimated to take effect in the second half of 2017.

As a result of these factors, the Company continues to expect full-year revenues to be down by approximately 4% compared with 2016. The Company further continues to expect full-year earnings to be broadly in line with 2016, reflecting the impact of management’s focus on cost actions and productivity initiatives given the challenging market conditions.

Conference Call

Innophos will host its second quarter 2017 conference call on Tuesday, August 1, 2017 at 9:00 am ET to discuss its earnings results and the Novel Ingredients acquisition. The call can be accessed by dialing 1-800-708-4539 (U.S.) or 1-847-619-6396 (international) and entering passcode 4532-6485. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q2 2017 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between 11:30 am ET on August 1 and 11:59 pm ET on August 15, 2017. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4532-6485#. Additional information on Innophos’ second quarter results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

###

Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (5) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (6) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (7) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (8) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (9) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (10) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (11) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (12) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (13) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business and (14) the Company’s ability to consummate the acquisition of Novel Ingredients and to achieve the benefits anticipated from such acquisition. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$179,140	$181,888	$345,084	$371,518
Cost of goods sold	140,064	145,738	269,465	294,652

Gross profit	39,076	36,150	75,619	76,866

Operating expenses:
Selling, general and administrative	19,867	15,732	39,175	33,967
Research & development expenses	818	1,021	1,648	2,017

Total operating expenses	20,685	16,753	40,823	35,984

Operating income	18,391	19,397	34,796	40,882
Interest expense, net	1,452	1,913	2,805	3,712
Foreign exchange loss (gain)	(78)	355	(135)	316

Income before income taxes	17,017	17,129	32,126	36,854
Provision for income taxes	5,794	5,025	9,980	11,908

Net income	$11,223	$12,104	$22,146	$24,946

Diluted Earnings Per Participating Share	$0.57	$0.61	$1.12	$1.27
Diluted weighted average participating shares outstanding	19,692,690	19,613,807	19,693,682	19,521,960
Dividends paid per share of common stock	$0.48	$0.48	$0.96	$0.96
Dividends declared per share of common stock	$0.48	$0.48	$0.96	$0.96

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$11,223	$12,104	$22,146	$24,946
Interest expense, net	1,452	1,913	2,805	3,712
Provision for income taxes	5,794	5,025	9,980	11,908
Depreciation & amortization	9,550	9,282	19,131	18,564

EBITDA	28,019	28,324	54,062	59,130
Adjustments
Non-cash stock compensation *	1,568	1,292	2,285	1,826
Foreign exchange loss (gain)	(78)	355	(135)	316
Severance/Restructuring expense (income)	326	—	1,326	(43)

Adjusted EBITDA	$29,835	$29,971	$57,538	$61,229

Percent of Sales	16.7%	16.5%	16.7%	16.5%

*	Not adjusted when calculating Adjusted EPS

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income (loss)	$11,223	$12,104	$22,146	$24,946
Pre-tax Adjustments
Foreign exchange loss (gain)	(78)	355	(135)	316
Severance/Restructuring expense (income)	326	—	1,326	(43)

Total Pre-tax Adjustments	248	355	1,191	273
Income tax effects on Adjustments	84	104	346	76

Adjusted Net Income	$11,387	$12,355	$22,991	$25,143

Adjusted Diluted Earnings Per Participating Share	$0.57	$0.63	$1.16	$1.28

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended June 30, 2017				Three Months Ended June 30, 2016
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$17,032	$8,654	$2,333	$28,019	$19,744	$10,136	($1,556)	$28,324
Non-cash stock compensation	887	621	60	1,568	732	534	26	1,292
Foreign exchange loss (gain)	(26)	0	(52)	(78)	0	0	355	355
Severance/Restructuring exp.(inc.)	130	196	0	326	0	0	0	0

Adjusted EBITDA	$18,023	$9,471	$2,341	$29,835	$20,476	$10,670	($1,175)	$29,971

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$32,656	$18,175	$3,231	$54,062	$39,677	$19,697	($244)	$59,130
Non-cash stock compensation	1,293	905	87	2,285	1,039	715	72	1,826
Foreign exchange loss (gain)	(30)	0	(105)	(135)	0	0	316	316
Severance/Restructuring exp.(inc.)	665	635	26	1,326	145	0	(188)	(43)

Adjusted EBITDA	$34,584	$19,715	$3,239	$57,538	$40,861	$20,412	($44)	$61,229

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
EBITDA	$28,019	$28,324	$54,062	$59,130
Operating Working Capital	7,840	24,987	(21,382)	13,701
Taxes paid	(5,940)	(6,425)	(11,365)	(26,443)
Interest paid	(1,380)	(1,788)	(2,685)	(3,498)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	1,496	15	726	(851)

Net cash provided from operations	$30,035	$45,113	$19,356	$42,039

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA	$29,835	$29,971	$57,538	$61,229
Operating Working Capital	7,592	24,632	(22,573)	13,428
Taxes paid	(5,940)	(6,425)	(11,365)	(26,443)
Interest paid	(1,380)	(1,788)	(2,685)	(3,498)
All other including changes in other long-term assets and liabilities	(72)	(1,277)	(1,559)	(2,677)

Net cash provided from operations	$30,035	$45,113	$19,356	$42,039

Free Cash Flow Reconciliation to Cash From Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2017	2016	2017	2016
Cash From Operations	$30,035	$45,113	$19,356	$42,039
Capital Expenditures	(7,524)	(10,514)	(16,077)	(18,538)

Free Cash Flow	$22,511	$34,599	$3,279	$23,501

Segment Reporting – Second Quarter

	Three Months Ended June 30,		Net Sales
	2017	2016	% Change
Segment Net Sales
Food, Health and Nutrition	$92,198	$94,662	(2.6)%
Industrial Specialties	67,368	71,912	(6.3)%
Other	19,574	15,314	27.8%

Total	$179,140	$181,888	(1.5)%

Segment EBITDA
Food, Health and Nutrition	$17,032	$19,744
Industrial Specialties	8,654	10,136
Other	2,333	(1,556)

Total	$28,019	$28,324

Segment EBITDA % of net sales
Food, Health and Nutrition	18.5%	20.9%
Industrial Specialties	12.8%	14.1%
Other	11.9%	(10.2)%

Total	15.6%	15.6%

Depreciation and amortization expense
Food, Health and Nutrition	$5,498	$5,252
Industrial Specialties	3,486	3,538
Other	566	492

Total	$9,550	$9,282

Segment Reporting – Year-to-date

	Six Months Ended June 30,		Net Sales
	2017	2016	% Change
Segment Net Sales
Food, Health and Nutrition	$183,281	$193,074	(5.1)%
Industrial Specialties	131,040	146,467	(10.5)%
Other	30,763	31,977	(3.8)%

Total	$345,084	$371,518	(7.1)%

Segment EBITDA
Food, Health and Nutrition	$32,656	$39,677
Industrial Specialties	18,175	19,697
Other	3,231	(244)

Total	$54,062	$59,130

Segment EBITDA % of net sales
Food, Health and Nutrition	17.8%	20.6%
Industrial Specialties	13.9%	13.4%
Other	10.5%	(0.8)%

Total	15.7%	15.9%

Depreciation and amortization expense
Food, Health and Nutrition	$11,220	$10,043
Industrial Specialties	6,858	6,597
Other	1,053	1,924

Total	$19,131	$18,564

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended March 31, 2017			Six Months Ended June 30, 2017
Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Food, Health and Nutrition	(4.5)%	1.9%	(2.6)%	(3.7)%	(1.4)%	(5.1)%
Industrial Specialties	(6.5)%	0.2%	(6.3)%	(6.8)%	(3.7)%	(10.5)%
Other	(2.7)%	30.5%	27.8%	(6.9)%	3.1%	(3.8)%

Total	(5.1)%	3.6%	(1.5)%	(5.2)%	(1.9)%	(7.1)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows provided from operating activities
Net income	$22,146	$24,946
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	19,131	18,564
Amortization of deferred financing charges	215	337
Deferred income tax provision	14	363
Gain on sale of building	(153)	—
Share-based compensation	2,285	1,301
Changes in assets and liabilities:
Increase in accounts receivable	(7,797)	(5,302)
Decrease in inventories	1,650	16,480
(Increase) decrease in other current assets	(5,975)	5,947
(Decrease) increase in accounts payable	(6,389)	2,328
Decrease in other current liabilities	(2,688)	(18,327)
Changes in other long-term assets and liabilities	(3,083)	(4,598)

Net cash provided from operating activities	19,356	42,039

Cash flows used for investing activities:
Capital expenditures	(16,077)	(18,538)
Proceeds from sale of building	1,028	—

Net cash used for investing activities	(15,049)	(18,538)

Cash flows used for financing activities:
Proceeds from exercise of stock options	—	9
Long-term debt borrowings	14,000	36,000
Long-term debt repayments	(19,000)	(19,002)
Excess tax (deficiency) benefit from exercise of stock options	—	(331)
Restricted stock forfeitures	(738)	(318)
Dividends paid	(18,722)	(18,564)

Net cash used for financing activities	(24,460)	(2,206)

Effect of foreign exchange rate changes on cash and cash equivalents	162	12

Net change in cash	(19,991)	21,307
Cash and cash equivalents at beginning of period	53,487	17,905

Cash and cash equivalents at end of period	$33,496	$39,212

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33,496	$53,487
Accounts receivable, net	85,493	77,692
Inventories	126,652	128,295
Other current assets	30,090	23,894

Total current assets	275,731	283,368
Property, plant and equipment, net	206,683	205,459
Goodwill	84,373	84,373
Intangibles and other assets, net	64,889	69,811

Total assets	$631,676	$643,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	$45,458	$51,611
Other current liabilities	40,934	43,605

Total current liabilities	86,392	95,216
Long-term debt	180,000	185,000
Other long-term liabilities	14,139	15,569
Total stockholders’ equity	351,145	347,226

Total liabilities and stockholders’ equity	$631,676	$643,011

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash less total current liabilities.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its 2022 expectation for Adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022 and because we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.